Cintel Acquires 50% of Phoenix Digital Tech Co., Ltd
Continues to expand into well rounded producer of high tech products

LOUISVILLE, KY--(MARKET WIRE)--Aug 30, 2007 -- CinTel Corp. (CinTel) (OTC BB:CNCN.OB - News) announced that it has signed a stock purchase agreement to acquire fifty percent (50%) of Phoenix Digital Tech Co., Ltd. ("PDT") for $34.7 million. PDT focuses on producing plasma display panels ("PDP"), liquid crystal displays ("LCD"), and semiconductor manufacturing facilities. It also researches and develops factory automation and manufacturing equipment based on its technologies. PDT has been recognized and awarded by Samsung Electronics Corporation for being one of its best suppliers in the field of semiconductor equipment. PDT's sales in 2006 were about $59.2 million and net income was about $3.1 million. According to the valuation of Deloitte Anjin LLC, a member firm of Deloitte Touche Tohmatsu, sales of PDT in 2007 are expected to advance about 54 percent higher, or approximately $91.2 million. The other fifty percent of PDT will continue to be owned by Bokwang Group, a strong partner of CinTel's. By acquiring PDT, CinTel expects that it will achieve a strong position in the display arena of the semiconductor industry and fulfill CinTel's commitment to become a leading semiconductor specialized company.

Sang Don Kim, the CEO of CinTel Corp., stated, "The acquisition of PDT will significantly enhance CinTel's position in an increasingly important segment of the semiconductor market. Management believes that the acquisition of a majority stake in PDT will ensure that CinTel's stream of profits will grow exponentially in the near future. Furthermore, we are aiming to make further progress in the strategic acquisitions, and this acquisition strategy will enable CinTel rapid future growth and success in the semiconductor industry."

The consolidation of CinTel's various subsidiaries' financial statements will demonstrate the strong position CinTel has grown into. CinTel's position as a supplier of companies like Samsung and other high end enterprises in semiconductors and flat panel displays, a rapidly growing market, is a clear indicator that CinTel is growing into a solid company for the future. The company feels confident that their product lines will continue to be relevant into any foreseeable future.

About PDT (www.pdt.co.kr)

Ever since its start in 1992, PDT has developed high-technology related manufacturing facilities and expertise in four areas: Flat panel displays ("FPD"), semiconductor, surface mounting technology ("SMT"), automated optical inspection ("AOI"), and factory automation ("FA"). It maintains excellent business relationships with multinational corporations like Samsung Electronics Corporation, in particular, with Samsung Electronics' LCD production and Samsung SDI's PDP production.

About Bokwang Group (www.bokwang.com)

Bokwang Group, established in 1993, starting as a producer of TV cathode ray tubes and electronic materials, has grown into a regional powerhouse. Over the years, it has stretched its businesses into the area of high tech, finance, retail, logistics, leisure, and culture. Today, Bokwang Group has become a major conglomerate with more than 30 subsidiary companies based on its business expansion.

About CinTel Corp. (www.cintelcorp.net)

Founded in 1997, CinTel evolved from being an internet traffic management ("ITM") solution provider to a semiconductor-focused company. CinTel has created a conglomeration of technology products to include NAND flash memory packaging, LCD assembly, semiconductor packaging and testing specialists, as well as a total solution provider for memory applications for home appliances, semiconductor and TFT-LCD application products.

Safe Harbor Statement

This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

    JD Sparks
    VP
    CinTel Corp.
    502-657-6077
     jdsparks@cintelcorp.net
     http://www.cintelcorp.net

Source: CinTel Corp.